As Filed With the Securities and Exchange Commission on December 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AUTOZONE, INC.

(Exact name of registrant as specified in its charter)

Nevada	62-1482048
(State or other jurisdiction of incorporation or organization)	(I.RS. Employer Identification No.)

123 South Front Street

Memphis, Tennessee, 38103

(Address of Principal Executive Offices) (Zip Code)

AutoZone, Inc. 2020 Omnibus Incentive Award Plan

(Full title of the plan)

Kristen C. Wright

Senior Vice President, General Counsel & Secretary

123 South Front Street

Memphis, Tennessee 38103
Telephone: (901) 495-6500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Laura R. Brothers

Sehrish Siddiqui

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	1,192,011	$1,150.05	$1,370,872,250	$149,562.16

(1) This Registration Statement on Form S-8 (the “Registration Statement”) covers 1,192,011 shares of common stock, par value $0.01 per share (“Common Stock”), of AutoZone, Inc., a Nevada corporation (the “Registrant”), available for issuance under the AutoZone, Inc. 2020 Omnibus Incentive Award Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan as a result of any future stock splits, stock dividends, recapitalizations or similar transactions.

(2) Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices of shares of the Common Stock on the New York Stock Exchange on December 11, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not required to file and is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 29, 2020, filed with the Commission on October 26, 2020 (including portions of the Registrant’s Definitive Proxy Statement for the 2020 Annual Meeting of Stockholders, filed with the Commission on October 26, 2020, as amended by the Registrant’s Amendment No. 1 to Proxy Statement, filed with the Commission on November 20, 2020, that are specifically incorporated therein by reference);
(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended November 21, 2020, filed with the Commission on December 18, 2020;
(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 14, 2020, November 16, 2020, November 20, 2020, December 15, 2020 and December 17, 2020; and
(d)	The description of the Registrant’s Common Stock as set forth in Exhibit 4.28 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on October 26, 2020;

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information “furnished” but not “filed” under Items 2.02 or 7.01 of the Registrant’s Current Reports on Form 8-K, including any related exhibits expressly designated therein, will not be incorporated by reference in this Registration Statement or the related prospectus.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

AutoZone, Inc.’s Restated Articles of Incorporation provide that a director or officer of AutoZone, Inc. shall not be personally liable to AutoZone, Inc. or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes Section 78.300. Nevada Revised Statutes Section 78.138, however, currently provides that a director or officer will not be individually liable unless it is proven that (i) the presumption established by subsection 3 of Nevada Revised Statutes Section 78.138 has been rebutted, (ii) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (iii) such breach involved intentional misconduct, fraud or a knowing violation of the law. To the extent AutoZone, Inc.’s Restated Articles of Incorporation would be deemed to be inconsistent with Section 78.138, the provisions of the Nevada Revised Statutes should control.

In addition, Nevada Revised Statutes Sections 78.7502, 78.751 and 78.752, and Article III, Section 13, of AutoZone, Inc.’s Seventh Amended and Restated By-Laws, under certain circumstances, provide for the indemnification of the Company’s officers, directors, employees and agents against liabilities they may incur in such capacities. A summary of the circumstances under which indemnification by AutoZone, Inc. is appropriate is contained herein, but such description is qualified in its entirety by reference to Article III, Section 13, of the Seventh Amended and Restated By-Laws.

In general, the Seventh Amended and Restated By-Laws provide that any officer, director, employee or agent shall be indemnified against expenses including attorneys’ fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on the behalf of AutoZone, Inc., to which he or she was a party as a result of such relationship, if he or she either is not liable pursuant to Nevada Revised Statutes Section 78.138 or if he or she acted in good faith, and in the manner he or she believed to be in or not opposed to AutoZone, Inc.’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the action or suit is brought by or on behalf of AutoZone, Inc., the person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to AutoZone, Inc.’s best interests. No indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to AutoZone, Inc., or for amounts paid in settlement to AutoZone, Inc., unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Any indemnification described in the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by AutoZone, Inc. only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of AutoZone, Inc. has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he or she must be indemnified by AutoZone, Inc. against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by AutoZone, Inc. in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by AutoZone, Inc. as authorized by the Seventh Amended and Restated By-Laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

The indemnification and advancement of expenses authorized in or ordered by a court as described in the foregoing paragraphs, (i) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Restated Articles of Incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and (ii) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person. If a claim for indemnification or payment of expenses under Article III, Section 13, of the Seventh Amended and Restated By-Laws is not paid in full within ninety (90) days after a written claim therefor has been received by AutoZone, Inc., the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. In any such action, AutoZone, Inc. shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, AutoZone, Inc. to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AutoZone, Inc. or is or was serving at AutoZone, Inc.’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not AutoZone, Inc. would have the power to indemnify such person against such liability under provisions of Article III, Section 13, of the Seventh Amended and Restated By-Laws. AutoZone, Inc. has purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers. The Board of Directors may authorize AutoZone, Inc. to enter into a contract with any person who is or was a director, officer, employee or agent of AutoZone, Inc. or is or was serving at AutoZone, Inc.’s request as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in Article III, Section 13, of the Seventh Amended and Restated By-Laws.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit Number	Description

4.1	Restated Articles of Incorporation of AutoZone, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended February 13, 1999).
4.2	Seventh Amended and Restated Bylaws of AutoZone, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated March 19, 2018).
4.3

Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 2 to the Form S-1 Registration Statement filed by AutoZone, Inc. under the Securities Act (No. 33-39197)).

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.
15.1*	Letter of Ernst & Young LLP regarding Unaudited Interim Financial Information
23.1*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.
24.1*	Power of Attorney (included on signature page of this Registration Statement).
99.1	AutoZone, Inc. 2020 Omnibus Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated December 17, 2020).

*	filed herewith.

Item 9.Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on December 18, 2020.

AutoZone, Inc.

By:	/s/ William C. Rhodes, III
William C. Rhodes, III
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kristen C. Wright and William T. Giles, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the registration statement, any and all amendments (including post-effective amendments) to the registration statement and any and all successor registration statements to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William C. Rhodes, III	Chairman, President and Chief Executive Officer	December 18, 2020
William C. Rhodes, III	(Principal Executive Officer)

/s/ William T. Giles	Chief Financial Officer and Executive Vice	December 18, 2020
William T. Giles	President – Finance, Information Technology and Store Development (Principal Financial Officer)

/s/ Charlie Pleas, III	Senior Vice President, Controller	December 18, 2020
Charlie Pleas, III	(Principal Accounting Officer)

/s/ Douglas H. Brooks	Director	December 18, 2020
Douglas H. Brooks

/s/ Michael M. Calbert	Director	December 18, 2020
Michael M. Calbert

/s/ Linda A. Goodspeed	Director	December 18, 2020
Linda A. Goodspeed

/s/ Earl G. Graves, Jr.	Director	December 18, 2020
Earl G. Graves, Jr.

/s/ Enderson Guimaraes	Director	December 18, 2020
Enderson Guimaraes

/s/ D. Bryan Jordan	Director	December 18, 2020
D. Bryan Jordan

/s/ Gale V. King	Director	December 18, 2020
Gale V. King

/s/ George R. Mrkonic, Jr	Director	December 18, 2020
George R. Mrkonic, Jr.

/s/ Jill A. Soltau	Director	December 18, 2020
Jill A. Soltau